UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2015

GRANITE FALLS ENERGY, LLC
(Exact name of registrant as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On March 26, 2015, Granite Falls Energy, LLC (the “Company”) held its 2015 Annual Meeting of Members (the “Annual Meeting”).  The only matter voted upon by the members at the Annual Meeting was the election of three governors to serve for a term of three years, or until their respective successors have been elected and qualified or their earlier death, resignation or removal. The three governors whose term expired at the Annual Meeting were Paul Enstad, Marten Goulet and Rodney Wilkison.

At least forty percent of the outstanding units needed to be represented at the Annual Meeting in order for there to be a quorum. As of the record date for the Annual Meeting there was an aggregate total of 30,606 units issued, outstanding and entitled to vote at the Annual Meeting, of which 18,591 units or 60.7% were present either in person or by proxy. As a result, a quorum was present to conduct business at the Annual Meeting.

The following describes the matters considered by the Company’s members at the Annual Meeting, as well as the final results of the votes cast at the meeting. Votes were solicited in person and by proxy.

There were three nominees for the three governor positions: Paul Enstad, Marten Goulet and Rodney Wilkison. Under the Company’s member control agreement, the three nominees receiving a plurality vote (the highest number of votes) of the units will be elected. All three nominees were elected by a plurality vote of the members to serve terms which will expire the 2018 annual meeting of members or until their respective successors are elected and shall qualify, or their earlier death, resignation or removal.

The voting results were as follows:

Name	Votes For	Withheld/Abstentions
Paul Enstad	18,384	207
Marten Goulet	17,960	631
Rodney Wilkison	18,132	459

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date:	March 31, 2015	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer